Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 dated December 28, 2018, to the Registration Statements on Form F-3 (File Nos. 333-227087 and 333-227087-01) dated August 28, 2018, of Petróleo Brasileiro S.A.—Petrobras and Petrobras Global Finance B.V. of our report dated April 26, 2017 relating to the financial statements, which appears in Petrobras’s Form 20-F for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

Rio de Janeiro - Brazil

December 28, 2018

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Auditores Independentes

CRC 2SP000160/O-5

/s/ Kieran John McManus

Kieran John McManus

Contador CRC 1SP216241/O-4